As filed with the Securities and Exchange Commission on August 15, 2014

Registration No. 333-196054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on

Form S-8 to Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MALLINCKRODT PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1088325
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Damastown, Mulhuddart

Dublin 15, Ireland

+353 1 880-8180

(Address of Principal Executive Offices)

Questcor Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan

Questcor Pharmaceuticals, Inc. 1992 Employee Stock Option Plan

(Full Title of the Plans)

Peter G. Edwards, Esq.

Senior Vice President and General Counsel

Mallinckrodt

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

(314) 654-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Ordinary Shares, par value $0.20 per share	1,330,000(2)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, par value $0.20 per share (“Ordinary Shares”), of Mallinckrodt plc, an Irish public limited company (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(2)	Represents the estimated maximum number of Ordinary Shares issuable pursuant to outstanding but unvested and unexercised options and unvested time-based restricted stock units, as applicable, previously granted under the Questcor Pharmaceuticals, Inc. (“Questcor”) 2006 Equity Incentive Award Plan and Questcor’s 1992 Employee Stock Option Plan, which options and restricted stock units were assumed by the Registrant in connection with the acquisition of Questcor by Mallinckrodt, which was consummated on August 14, 2014 (the “Merger”).
(3)	These shares were registered under the Registration Statement on Form S-4 (File No. 333-196054) filed under the Securities Act with the Securities and Exchange Commission on May 16, 2014, as amended by Amendment No. 1, filed on July 11, 2014. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

Mallinckrodt plc (the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-196054) filed with the Securities and Exchange Commission (the “Commission”) on May 16, 2014, as amended by Amendment No. 1, filed on July 11, 2014 (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 relating to ordinary shares of the Registrant, par value $0.20 per share (the “Ordinary Shares”), issuable upon the exercise or settlement of certain outstanding equity awards (the “Legacy Questcor Equity Awards”) granted under (a) the 2006 Equity Incentive Award Plan of Questcor Pharmaceuticals, Inc. (“Questcor”) and (b) the 1992 Employee Stock Option Plan of Questcor (together, the “Legacy Questcor Plans”). All such Ordinary Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

On August 14, 2014, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated April 5, 2014 among Questcor, the Registrant and Quincy Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into Questcor, with Questcor being the surviving entity (the “Merger”). As a result of the Merger, Questcor became a wholly owned indirect subsidiary of the Registrant. Mallinckrodt plc is referred to herein as “we,” “our,” “us,” “Mallinckrodt,” the “Registrant,” and the “Company.”

At the effective time of the Merger, each outstanding but unvested and unexercised option granted under a Legacy Questcor Plan (other than any such option held by a non-employee director) and each outstanding time-based restricted stock unit award granted under a Legacy Questcor Plan was converted into a corresponding equity award with respect to Ordinary Shares. This Registration Statement is being filed for the purpose of registering up to 1,330,000 Ordinary Shares issuable upon the exercise or settlement of the converted Legacy Questcor Equity Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended September 27, 2013 (Item 8 of which has been updated and superseded by pages F-2 to S-1 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-196054) filed on July 11, 2014);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 27, 2013, March 28, 2014 and June 27, 2014;

(c)	The Registrant’s Current Reports on Form 8-K filed on November 27, 2013, February 11, 2014, March 19, 2014, March 21, 2014, April 7, 2014, April 24, 2014, May 16, 2014, June 16, 2014, July 30, 2014 (three filings) and August 14, 2014; and

(d)	The description of the Registrant’s Ordinary Shares contained in the Form S-4, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of Ireland.

The Registrant’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts. The Irish Companies Acts only permit a company to pay the costs or discharge the liability of a director or the Secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of the Registrant. Any obligation of an Irish company which purports to indemnify a director or secretary of an Irish company over and above this will be void under Irish law, whether contained in its articles of association or any contract between the director and the company.

In addition, the articles of association of the Registrant also contain an indemnity for officers (other than the Secretary).

The directors of the Registrant may on a case-by-case basis decide at their discretion that it is in the best interest of the Registrant to indemnify an individual director from any liability arising from his or her position as a director of the Registrant. However, this discretion must be exercised bona fide in the best interests of the Registrant as a whole.

Irish companies may take out directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers. The Registrant has taken out directors’ and officers’ liability insurance.

The Registrant has entered or will enter into deeds of indemnification with each of its directors and Secretary (the “Deeds of Indemnification”), and Mallinckrodt Brand Pharmaceuticals, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Brand Pharma”), has entered or will enter into indemnification agreements with each of the Registrant’s directors and Secretary (the “Indemnification Agreements”), substantially in the forms filed as Exhibits 10.4 and 10.5, respectively, to the Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2013. The Deeds of Indemnification and Indemnification Agreements (together, the “Indemnification Arrangements”) provide, respectively, that the Registrant and Brand Pharma will, to the fullest extent permitted by law, indemnify each indemnitee against claims related to such indemnitee’s service to the Registrant, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee for an accounting of profits made from the purchase or sale by such indemnitee of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of any federal, state or local laws; (ii) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; or (iii) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). Because the Registrant is an Irish public limited company, its ability to provide indemnification is subject to the limitations under the Irish Companies Acts specified above. The Indemnification Agreements provide for Brand Pharma to advance the indemnitee’s expenses subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Indemnification Agreements further provide that prior to seeking an indemnification payment or expense advancement from Brand Pharma under the Indemnification Agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy and shall request that the Registrant consider in its discretion whether to make such indemnification payment or expense advancement. The Deeds of Indemnification provide that the Registrant will consider whether to make such indemnification payment or expense advancement based on the facts and circumstances related to the request. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy, or from the Registrant, within five business days of the later of the indemnitee’s request of the insurer and his or her request of the Registrant, the indemnitee shall be entitled to receive such indemnification payment or expense advancement from Brand Pharma pursuant to the terms of the Indemnification Agreement. Any appropriate person or body consisting of a member or members of the Board of Directors of the Registrant (the “Board”) or any other person or body appointed by the Board who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel (if a change of control as defined in the Indemnification Arrangements has occurred), may preclude an indemnification payment or expense advance under the Indemnification Arrangements if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The Deeds of Indemnification provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows the Registrant to indemnify such indemnitee under its articles of association as then in effect, the Registrant will reimburse Brand Pharma for any related indemnification payments or expense advancements. Indemnification and advancement of expenses will not be made under the Indemnification Arrangements in connection with proceedings brought by the indemnitee against the Registrant or any of its subsidiaries or any director or officer of the Registrant or any of its subsidiaries, except in specified circumstances.

The foregoing is only a general summary of certain aspects of Irish law, the articles of association of the Registrant and the Deeds of Indemnification and the Indemnification Agreements and does not purport to be complete. It is qualified in its entirety by reference to the provisions of Irish law, the articles of association of the Registrant filed as Exhibit 3.1 hereto and the form of Deed of Indemnification and form of Indemnification Agreement filed as Exhibits 10.4 and 10.5, respectively, to Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2013.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hazelwood, Missouri on August 15, 2014.

MALLINCKRODT PUBLIC LIMITED COMPANY

By:	/s/ Peter G. Edwards
Peter G. Edwards
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on August 15, 2014.

Signature	Title

/s/ Mark C. Trudeau* Mark C. Trudeau	President and Chief Executive Officer (Principal Executive Officer)

/s/ Matthew K. Harbaugh* Matthew K. Harbaugh	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kathleen A. Schaefer* Kathleen A. Schaefer	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ Melvin D. Booth* Melvin D. Booth	Chairman of the Board

/s/ David R. Carlucci* David R. Carlucci	Director

/s/ J. Martin Carroll* J. Martin Carroll	Director

/s/ Diane H. Gulyas* Diane H. Gulyas	Director

/s/ Nancy S. Lurker* Nancy S. Lurker	Director

/s/ JoAnn A. Reed* JoAnn A. Reed	Director

/s/ Kneeland C. Youngblood, M.D.* Kneeland C. Youngblood, M.D.	Director

/s/ Joseph A. Zaccagnino* Joseph A. Zaccagnino	Director

*	Miriam Rogers Singer, pursuant to powers of attorney duly executed by each of the above directors and officers of Mallinckrodt plc and filed with the SEC, hereby executes this registration statement on behalf of each of the persons named above in the capacity set forth opposite his or her name.

/s/ Miriam Rogers Singer Miriam Rogers Singer

August 15, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Memorandum and Articles of Association of Mallinckrodt plc (incorporated by reference to Exhibit 3.2 to Mallinckrodt plc’s Current Report on Form 8-K filed with the Commission on July 1, 2013).

4.2	1992 Employee Stock Option Plan, as amended, of Questcor Pharmaceuticals, Inc. (incorporated by reference to Exhibit A to Questcor Pharmaceuticals, Inc.’s Proxy Statement on Schedule 14A filed with the Commission on March 28, 2002).

4.3	Amended and Restated 2006 Equity Incentive Award Plan of Questcor Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 of Questcor Pharmaceuticals, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on July 29, 2011).

4.4	Form of Incentive Stock Option Agreement under the 2006 Equity Incentive Award Plan of Questcor Pharmaceuticals, Inc. (incorporated by reference to Questcor Pharmaceuticals, Inc.’s Current Report on Form 8-K filed with the Commission on May 24, 2006).

4.5	Form of Non-Qualified Stock Option Agreement under the 2006 Equity Incentive Award Plan of Questcor Pharmaceuticals, Inc. (incorporated by reference to Questcor Pharmaceuticals, Inc.’s Current Report on Form 8-K filed with the Commission on May 24, 2006).

4.6	Form of Restricted Stock Award Agreement under the 2006 Equity Incentive Award Plan of Questcor Pharmaceuticals, Inc. (incorporated by reference to Questcor Pharmaceuticals, Inc.’s Current Report on Form 8-K filed with the Commission on May 24, 2006).

5.1	Opinion of Arthur Cox.

23.1	Consent of Arthur Cox (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Mallinckrodt plc.

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm for Cadence Pharmaceuticals, Inc.

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to Mallinckrodt plc’s Registration Statement on Form S-4 (File No. 333-196054) filed with the Commission on May 16, 2014).